UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 26, 2013

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:

(775) 856-2500

               N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the

         Exchange Act (17 CFR 240.14d-2(b)

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the

         Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Mr. Richard W. Lee as Chief Executive Officer

On August 26, 2013, the Board of Directors of Altair Nanotechnologies Inc. (the “Company”) appointed Mr. Richard W. Lee as Chief Executive Officer of the Company.

Mr. R Lee, age 73, most recently served as managing director of DCM Management Consulting Ltd., a Hong Kong-based consulting firm advising with respect to sales, business and credit reports. While at DCM, Mr. R Lee acted as Senior Advisor to Zhuhai Yintong Group with respect to electric powertrain and lithium battery sales. Prior to joining DCM in 2010, Mr. R Lee was vice president of GreenWheel EV Ltd./Thunder Sky Energy Group, a company engaged in the sales and marketing of electric vehicles and lithium batteries from 2007 to 2010, and vice chairman/managing director of CNT BioEnergy Ltd., a company engaged in the research and development of biofuels in China from 2001 to 2007. Mr. R Lee served as chief executive officer of First Oriental Ltd., a company engaged in China trade business from 1996 to 2001, and chief executive officer of Gilman Engineering Ltd., an engineering contracting business from 1990 to 1995. Mr. R Lee has earned a Diploma in Production Engineering from Hong Kong Polytechnic University, an Advanced Diploma in Industrial Engineering from South Bank University, London, UK, a Diploma in Management Studies from Westminster University, London, UK, and an MBA from Cranfield University, Bedford, UK. Diplomas are the result of one-year graduate programs and were common in the United Kingdom before the1970s.

The Company is in the process of negotiating an employment agreement with Mr. R Lee.

Termination of Employment of Mr. Alex Lee

On August 26, 2013, Mr. Alex Lee resigned as Chief Executive Officer of the Company. Subject to his execution of a release in form and substance acceptable to the Company and certain other limitations, the Company has agreed to provide to Mr. A Lee a severance benefit equal to the payment of his base monthly salary of $27,083 for a period of 2.8 months and reimbursement of the portion of the cost currently paid by the Company with respect to any election to extend existing health benefits under COBRA for a period of up to 18 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: August 30, 2013	By	/s/ Stephen B. Huang
Stephen B. Huang, Chief Financial Officer